UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLOCKBUSTER INC. AND CEO ENTER INTO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dallas, March 20, 2007– In an 8-K filed today with the Securities and Exchange Commission, Blockbuster Inc. (NYSE: BBI, BBI.B) announced that the Company and John Antioco, Blockbuster Chairman and CEO, have entered into an amended and restated employment agreement that sets forth terms under which Mr. Antioco will leave the company by the end of 2007.

“I am pleased that we were able to reach this agreement,” said John Antioco, Blockbuster Chairman and CEO. “This revised employment agreement allows for management continuity and ample opportunity for an orderly succession by the end of the year. In the meantime, the board of directors, our management team and I remain focused on continuing to improve the business, most notably through BLOCKBUSTER Total Access™.”

“John and the company have reached terms that are clearly in the best interests of the stockholders,” said Carl C. Icahn, a member of the Blockbuster Board of Directors. “I and the rest of the board remain committed to working with our dedicated management team to deliver on the company’s financial goals for the year and to continue positioning Blockbuster for improved success now and into the future.”

Under the amended and restated employment agreement, Antioco will receive a 2006 bonus of $3.0525 million, which reflects a compromise between the $2.28 million bonus previously conditionally offered by the board and $7.65 million, which is the amount Antioco was entitled to receive under his previous employment agreement and Blockbuster’s 2006 Senior Bonus Plan if negative discretion was not invoked. Additionally, at the conclusion of his employment, Antioco will receive a lump sum payment of $4.9875 million as compared to a lump sum payment of $13.5 million that he would have been entitled to receive if he had been terminated without cause or had

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resigned for good reason on Dec. 31, 2007, under his previous employment agreement.

Details of the amended and restated employment agreement are included in the 8-K filing.

In addition, at a meeting of the Blockbuster board of directors on March 19, 2007, the board voted to recommend that Blockbuster’s stockholders approve at its annual meeting an amendment to Blockbuster’s certificate of incorporation to eliminate the classification of the board of directors and to provide for the annual election of all directors. The board believes that the de-classification of the board is consistent with best corporate governance practices.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movies and game entertainment with more than 8,000 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at http://www.blockbuster.com/ .

Blockbuster will file with the SEC a definitive proxy statement to be used by Blockbuster to solicit the approval of its stockholders for the proposed amendment to its certificate of incorporation to eliminate the classification of the Blockbuster board of directors. Blockbuster may also file other documents concerning the proposed amendment. You are urged to read the proxy statement regarding the proposed amendment when it is filed and any other relevant documents filed with the SEC, as well as any amendments to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement when it is filed, as well as other filings containing information about Blockbuster, at the SEC’s Internet Site (http://www.sec.gov). You will also be able to obtain copies of the proxy statement without charge by directing a request to: Blockbuster Inc., Attn: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

Blockbuster and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Blockbuster in connection with the proposed amendment to Blockbuster’s certificate of incorporation. Additional information regarding the interests of those participants may be obtained by reading Blockbuster’s definitive proxy statement dated April 25, 2006 in connection with

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Blockbuster’s annual meeting of stockholders held on May 25, 2006, and by reading Blockbuster’s definitive proxy statement regarding the amendment to Blockbuster’s certificate of incorporation when it is filed.

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Forward-Looking Statements

This release includes forward-looking statements related to our operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others, the factors described in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Media Contacts:

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

OR

Randy Hargrove

Senior Director, Corporate Communications

(214) 854-3190

Investor Relations Contact:

Angelika Torres

Director, Investor Relations

(214) 854-4279